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EXHIBIT 12 - RATIO OF EARNINGS TO FIXED CHARGES
Year ended December 31, 1996, 1997, 1998, 1999 and 2000
(IN MILLIONS, EXCEPT RATIOS)

                                                  YEAR ENDED DECEMBER 31,
                                     1996       1997       1998       1999       2000
                                   ----------------------------------------------------
Earnings/(loss):
  Earnings/(loss) before income
    tax expense/(benefit) per
    consolidated statement of
    earnings                         $31.2    $(191.9)   $(38.9)     $ 13.4     $ 57.9

Add:
  Interest expense                    47.4       47.8      57.6        77.4       85.3
  Portion of rent representative
   of an interest factor               9.3       10.7      10.5        10.2       10.1
                                   ----------------------------------------------------

Adjusted earnings/(loss) before
  income tax benefit/(expense)       $87.9    $(133.4)    $29.2      $101.0     $153.3
                                   ----------------------------------------------------

Fixed charges:
  Interest expense                   $47.4    $  47.8     $57.6      $ 77.4     $ 85.3
  Portion of rent representative
    of an interest factor              9.3       10.7      10.5        10.2       10.1
  Capitalized interest                 5.1        2.6       2.2         3.0        2.3
                                   ----------------------------------------------------

Total fixed charges                  $61.8    $  61.1    $ 70.3      $ 90.6     $ 97.7
                                   ----------------------------------------------------

Ratio of earnings to fixed charges     1.4(a)     N/A(b)     .4(c)      1.1        1.6
                                   ----------------------------------------------------


(a) In 1996, the Company recorded a pre-tax expense for restructuring and other special charges of $150.0 million ($7.0 million of which was recorded in cost of goods sold). Excluding the pre-tax restructuring and other special charges, the ratio of earnings to fixed charges was 3.8.

(b) Earnings were insufficient to cover fixed charges by $194.5 million after giving effect to the pre-tax expense for restructuring and other charges of $340.0 million ($16.5 million was recorded in cost of goods sold). Excluding the pre-tax restructuring and other charges, the ratio of earnings to fixed charges was 3.4.

(c) Earnings were insufficient to cover fixed charges by $41.1 million after giving effect to the pre-tax expense for restructuring and other charges of $50.0 million. Excluding the pre-tax restructuring and other charges, the ratio of earnings to fixed charges was 1.1.